Exhibit 99.2

Guggenheim Securities, LLC 330 Madison Avenue New York, New York 10017 GuggenheimPartners.com

October 13, 2017

The Board of Directors

Discovery Communications, Inc.

One Discovery Place

Silver Spring, MD 20910

Re:	Consent for Fairness Opinion Disclosure

Members of the Board:

Guggenheim Securities, LLC (“Guggenheim Securities”) hereby consents to (i) the inclusion of our opinion letter dated July 30, 2017 (the “Opinion”) to the Board of Directors of Discovery Communications, Inc. (“Discovery”) as Annex F to the joint proxy statement / prospectus that is being filed today with the Securities and Exchange Commission in connection with the proposed merger involving Discovery and Scripps Networks Interactive, Inc., which joint proxy statement / prospectus forms a part of Amendment No. 1 to the Registration Statement on Form S-4 of Discovery (the “Registration Statement”) that is being filed today with the Securities and Exchange Commission, (ii) the references therein to Guggenheim Securities and (iii) the inclusion therein of (a) the summaries of and excerpts from the Opinion, (b) the description of certain financial analyses underlying the Opinion and (c) certain terms of our engagement by Discovery.

By giving such consent, Guggenheim Securities does not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

GUGGENHEIM SECURITIES, LLC

By:	/s/ James A Ferency
James A Ferency
Senior Managing Director